Registration No. 333-102613

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             APPLICATION TO WITHDRAW

                REGISTRATION STATEMENT UNDER PURUSANT TO RULE 477


                               G2 COMPANIES , INC.
                      (formerly Hartland Investments, Inc.)
                 (Name of small business issuer in our charter)



                            14110 N. Dallas Parkway,
                                   Suite 365,
                               Dallas, Texas 75254
                                 (972) 726-9203

                    (Address 0f principal executive offices
                              and Telephone Number)


                                   Gust Kepler
                             14110 N. Dallas Parkway
                                    Suite 365
                               Dallas, Texas 75254
                                 (972) 726-9203
             (Name, address and phone number for agent for service)


                                   Copies to:
                              CARL A. GENERES, ESQ.
                              4315 WEST LOVERS LANE
                               Dallas, Texas 75209
                                 (214) 352-8674

         Pursuant to Rule 477, G2 Companies, Inc. hereby applies to withdraw its registration statement on Form SB-2, filed on January 21, 2003, file number 333-102613. Management believes that a public offering by G2 Companies is not prudent and not in the best interest of its shareholders. No securities were sold in connection with the offering covered by the registration statement.



                                    SIGNATURE

         Pursuant to the requirements of Rule 477 of Regulation C under the Securities Act of 1933, G2 Companies Inc. certifies that it has duly caused this application to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on the 15th day of August, 2003.

         G2 COMPANIES , INC.


By: /s/ Gust Kepler
   ---------------------------
   Gust Kepler, President
   And Chief Executive Officer